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                                                                   EXHIBIT 99.
                                 [LETTERHEAD]


FOR IMMEDIATE RELEASE                              http://www.promus-hotel.com


Contact: William L. Perocchi, Executive Vice President and Chief Financial Officer
                (602)220-6810

                Gregg A. Swearingen, Investor Relations
                (901)374-5468

                John C. Hawkins, Corporate Communications
                (901)374-5529


                DOUBLETREE, PROMUS COMPLETE MERGER TRANSACTION;
                      STOCK BEGINS TRADING ON NYSE (PRH)
                      ----------------------------------
                      Stockholder Rights Plan Adopted


   MEMPHIS, Tenn., December 19, 1997 - Doubletree Corporation and Promus Hotel Corporation announced today the completion of their previously announced merger. The newly-formed company is called Promus Hotel Corporation, whose stock begins trading today on the New York Stock Exchange and other regional exchanges under the symbol "PRH." Stockholders of both former companies overwhelmingly approved the merger transaction yesterday. As a result of the merger, each share of Doubletree Corporation common stock has been converted into one share of common stock of the new company, and each share of the former Promus Hotel Corporation has been converted into 0.925 of a share of common stock of the new company.

   "We are very pleased that we will begin the new year as one combined enterprise," said Raymond E. Schultz, chairman and chief executive officer. "Three months after we announced our intention to merge, we are more convinced than ever that this merger is a perfect fit. Together we will realize significant benefits for all our constituents."

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Merger completion/page 2

   He added, "Our combined portfolio of fast-growing upscale and mid-priced brands is ideally positioned to benefit shareholders, guests and employees through cross-selling and cross-marketing programs that build on our complementary management and franchising strengths. In addition, we will be able to offer franchisees, developers and investors a full line of attractive hotel development opportunities."

   Richard M. Kelleher, president and chief operating officer of the new Promus Hotel Corporation, said, "Because our companies shared a common vision and similar culture, we have been able to move swiftly in integrating our two organizations. We are currently implementing programs to achieve cost savings in our newly combined corporate functions and support operations. Fundamental to our growth strategy are: (1) increasing revenue and operating performance of existing hotels; (2) developing new hotels under our existing brands; (3) achieving purchasing synergies; and (4) acquisition of hotel companies in the rapidly consolidating lodging industry. Our ability to develop new hotels and acquire hotel companies will be enhanced through our significant cash flow, strong balance sheet and access to sources of lower cost capital."

   The new Promus Hotel Corporation (the "Company") also announced that its Board of Directors has adopted a Stockholder Rights Plan and approved the issuance of one preferred stock purchase right (a "Right") for each share of the Company's common stock issued at or after the effective time of the merger.

   Each Right initially will entitle stockholders to buy one one-hundredth of a share of preferred stock for $160. The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Company's common stock (an "Acquiring Person").

   The Rights are designed to assure that all the Company's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other tactics to gain control of the Company without paying all stockholders a control premium. The Rights will cause substantial dilution to a person or group that acquires 15% or more of the Company's common stock on terms not approved by the Company's Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors at any time prior to the first date that a person or group becomes an Acquiring Person.

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Merger completion/page 3

   The new Promus Hotel Corporation (NYSE:PRH) is one of the world's premier lodging companies, with system-wide annual revenues of approximately $5 billion. The company owns, operates or franchises more than 1,200 hotels, with approximately 177,000 rooms throughout the United States, Canada, Mexico and Latin America. It is the franchisor and operator of the Doubletree Hotels and Guest Suites, Embassy Suites, Homewood Suites, Club Hotels by Doubletree, Hampton Inn, Hampton Inn & Suites, Embassy Vacation Resorts and Hampton Vacation Resorts brands.


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